Exhibit 99.1

           COLLECTORS UNIVERSE ACQUIRES ASSETS OF COINFACTS.COM, INC.

   ACQUISITION INCREASES WEBSITE CONTENT AND ADDS VALUABLE INFORMATION FOR THE
                                COMPANY'S CLIENTS

    NEWPORT BEACH, Calif., July 15 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today reported the completion of the acquisition of a substantial portion of the assets of CoinFacts.com, Inc., which operates an internet website on which it publishes detailed proprietary information and history on rare U.S. coins. Among the assets acquired by the Company were the Coinfacts name, its internet website and the proprietary information relating to rare U.S. coins that is owned by CoinFacts.com, Inc. The Company paid a cash purchase price of $500,000 for these assets.

    The CoinFacts.com website, which can be found at www.CoinFacts.com, offers specific information about each date and mintmark combination of U.S. coins from Colonial Coins minted prior to the organization of the United States to the earliest U.S. coins such as the Liberty Cap Half Cent of 1794 and the Flowing Hair Chain Reverse Large Cent of 1793 and then to the most recent examples of the Fifty State Quarters(TM) minted in 2005 and the One Ounce American Eagle Gold Bullion Coin and One Ounce Silver Eagle Bullion Coin currently produced by the U.S. Mint.

    Overall, the website and associated information provide pages for 28 major categories of U.S. coins, such as the Twenty Dollar Gold or Double Eagle, pages for 77 subcategories, such as the St. Gaudens Twenty Dollar Gold and hundreds of pages for individual U.S. coins such as the 1907 St. Gaudens Twenty Dollar Gold. Data for each of the individual coins include a high quality image, the mintage, the designer, diameter, metal content, weight, edge design, available mintmarks, varieties, historical notes, recent appearances at auction and recommended reading.

    Michael Haynes, the Company's Chief Executive Officer, stated, "Our acquisition of these CoinFacts.com assets serves to extend the content of our coin related site at www.pcgs.com as we continue to add quality information that our users find desirable. We expect to increase the web traffic to our site as a result of the inclusion of the CoinFacts.com information and thereby enhance the value of our website. In addition, we are adding inventory to our advertising pages that we expect will contribute advertising revenues in the very near term. We also plan on integrating CoinFacts.com information into our Set Registry and other online databases so that our users can increase their knowledge and enjoyment of the coins that they own or would like to own. This acquisition is another step in the execution of our plans to increase our penetration into existing markets, monetize our databases and expand our advertising revenues."

    About Collectors Universe
    Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles markets. The Collectors Universe brands are among the strongest and best known in their respective markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps and paper currency. The Company also compiles and publishes authoritative information about collectible sports cards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

    Forward Looking Information
    This news release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may." Our financial performance in the future may differ, possibly materially, from our current expectations as set forth in the forward-looking statements contained in this news release, due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to the following:

     * possible changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could cause a reduction in authentication and grading submissions and, therefore, also in the fees we are able to generate;

     * a lack of diversity in our sources of revenues and our dependence on collectible coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and income;

     * our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results;

     * increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services;

     * the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses;

     * the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses and reduce our overall profitability or cause us to incur losses;

     * the risk that we will not be successful in integrating into our operations any new businesses we might acquire or commence or that those businesses will not gain market acceptance or that our business expansion may result in a costly diversion of management time and resources and increase our operating expenses and, therefore, hurt our profitability.

     * the risk that we will not be able to deploy our cash resources on an efficient or expeditious basis, which could hurt the return on stockholders equity that we are able to generate.

    Additional information regarding these and other risks and uncertainties that could cause our future financial performance to differ from our current expectations is contained our Prospectus, dated February 16, 2005, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Prospectus dated February 16, 2005.

     Mike Lewis
     Chief Financial Officer
     Collectors Universe
     949-567-1375
     Email: mlewis@collectors.com

     Ingrid Shieh
     Investor Relations
     The Anne McBride Company, Inc.
     212-983-1702 x218
     Email: ishieh@annemcbride.com

SOURCE  Collectors Universe
    -0-                             07/15/2005
    /CONTACT: Mike Lewis, Chief Financial Officer of Collectors Universe, +1-949-567-1375, mlewis@collectors.com; or Investor Relations, Ingrid Shieh of The Anne McBride Company, Inc., +1-212-983-1702 ext 218, ishieh@annemcbride.com, for Collectors Universe/
    /Web site:  http://www.pcgs.com /
    /Web site:  http://www.coinfacts.com
                http://www.collectors.com /